UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 9, 2008
STEWART INFORMATION SERVICES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	001-02658 (Commission File Number)	74-1677330 (IRS Employer Identification No.)

1980 Post Oak Blvd, Houston, Texas (Address Of Principal Executive Offices)	77056 (Zip Code)
Registrant’s Telephone Number, Including Area Code (713) 625-8100
N.A.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On May 9, 2008 the Board of Directors of Stewart Information Services Corporation (the “Company”) approved the Stewart Information Services Corporation 2008 Strategic Incentive Pool Plan (the “Plan”).
     The purpose of the Plan is to advance the best interests of the Company and its stockholders by providing the Co-Chief Executive Officers of the Company, Malcolm S. Morris and Stewart Morris, Jr. (together, the “Co-Chief Executive Officers”), with further incentives to achieve certain strategic goals of the Company. The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Compensation Committee has the full and exclusive power and authority to interpret and apply the terms and provisions of the Plan, and to adopt rules, regulations and guidelines for implementing the Plan.
     Based on the achievement of certain performance targets, each of the Co-Chief Executive Officers will be eligible to receive on May 15, 2011 an amount in cash, to be divided equally between the Co-Chief Executive Officers, equivalent to the fair market value of 50,000 shares of the common stock of the Company, par value $1.00 per share (the “Common Stock”), as of the last trading day of 2010, based on the closing price of a share of Common Stock on the New York Stock Exchange. Such amounts payable to the Co-Chief Executive Officers under the Plan may be adjusted downwards if certain performance targets are not met or upon the termination of employment or disability of a Co-Chief Executive Officer. No amounts may be paid under the Plan until the material terms of the performance criteria for benefits under the Plan are approved by the stockholders of the Company.
     The foregoing description summarizes the material terms of the Plan, but is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (d) EXHIBITS

Exhibit No.	Description

10.1	Stewart Information Services Corporation 2008 Strategic Incentive Pool Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART INFORMATION SERVICES CORPORATION (Registrant)
By:	/s/ Max Crisp
(Max Crisp, Executive Vice President,
Secretary, Treasurer, Director and Principal Financial Officer)

Date: May 14, 2008